State of Delaware
Secretary of State
Division of Corporations
Delivered 04:39 PM 04/15/2016
FILED 04:39 PM 04/15/2016
SR 20162333050 - File Number 6016336

STATE OF DELAWARE
CERTIFICATE OF MERGER OF FOREIGN CORPORATION INTO DOMESTIC CORPORATIONS

Pursuant to Title 8, Section 252 of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is **Valeritas Holdings, Inc**., a Delaware corporation ("Valeritas"), and the name of the corporation being merged into the surviving corporation is **Cleaner Yoga Mat, Inc.**, a Florida corporation ("Parent").

SECOND: The Agreement of Plan of Merger by and among the Parent and Valeritas (the "Agreement of Merger"), has been certified, approved, adopted, executed and acknowledged by each of the constituent corporations pursuant to Title 8 Section 252 of the General Corporation Law of the State of Delaware.

THIRD: The name of the surviving corporation is **Valeritas Holdings, Inc**., a Delaware corporation.

FOURTH: The Certificate of Incorporation of the surviving corporation, as in effect immediately prior to the merger, shall be the Certificate of Incorporation.

FIFTH: The authorization stock and par value of the non-Delaware corporation is 100,000,000 shares of common stock, par value $0.001 per share.

SIXTH: The merger is to become effective on the date of filing.

SEVENTH: The executed Agreement of Merger is on file at 1370 Sawleak Ct., San Luis Obispo, CA 93401, the place of business of the surviving corporation.

EIGHTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 15 day of April , 2016.

VALERITAS HOLDINGS, INC.

By: /s/ Leisa Swanson
Name: Leisa Swanson
Title: President